Chembio CEO Announces Retirement for May 2014

MEDFORD, N.Y., September 5, 2013 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today announced that Lawrence A. Siebert has stated his intention to retire from his positions as chief executive officer and president of the company and its wholly-owned subsidiary when his current employment agreement expires May 11, 2014.   The board of directors is now commencing a search for a new CEO.

"Larry has been with Chembio for 21 years, 11 of which as CEO", stated Gary Meller, Chembio director.  "During that time, Chembio has been transformed into a strong and sustainable business with a growing pipeline of new products.  We thank Larry for his leadership and many contributions to Chembio and wish him well in the future."
"Chembio today is a leading point-of-care diagnostic company," stated Lawrence A. Siebert.  "Our business is growing and our future pipeline is more promising than ever.  Equally important, we've built a strong leadership team throughout the company that is exceedingly capable of expanding the business in both the U.S.and worldwide.  I will leave the company in the hands of a highly qualified management group and I know the transition will be seamless."

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:

Chembio Diagnostics
Susan Norcott
631- 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
415-675-7401
sdiaz@vidasp.com